Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES 2023 PRODUCTION

Lucky Friday restarts production

FOR IMMEDIATE RELEASE

January 10, 2024

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced its preliminary silver and gold production for the fourth quarter and full year 2023.

HIGHLIGHTS

•	Silver production of 14.3 million ounces exceeded 2022 production of 14.2 million ounces, despite the temporary shutdown at the Lucky Friday mine since August 2023

•	As expected, annual gold production decreased 14% as Casa Berardi transitions to an open pit mine; Greens Creek gold production increased 26%

•	Commenced restart at the Lucky Friday; ramp-up to full production and receipt of insurance payments expected to commence in the first quarter of 2024

•	Keno Hill produced 1.5 million ounces, with the Bermingham deposit achieving the highest mined tonnage in December; initiated a safety action plan to build a strong operational foundation at the mine

“Hecla faced multiple challenges in 2023 with the fire at the Lucky Friday and improving the safety culture at Keno Hill, but despite these challenges, silver production exceeded last year as Greens Creek delivered another strong year, Lucky Friday’s production through July with our patented UCB method produced more silver than the mine typically produced in a full year with the old mining method, and the roughly half year of production at Keno Hill shows its potential to be a meaningful producer,” said Phillips S. Baker, Jr., Hecla’s President, and CEO. “As planned, we began the transition of Casa Berardi’s production to surface mining, which lowered production but increased margins.”

Baker continued, “We look forward to a strong year in 2024 as we execute our growth strategy to deliver up to 20 million ounces of silver production by 2025. With silver’s critical role in energy transition and its application in solar electricity generation, Hecla will play an important role in producing silver as the world’s fastest-growing established silver producer and the dominant producer of silver in the U.S. and soon Canada.”

OPERATIONS

Greens Creek

The Greens Creek mine produced 9.7 million ounces of silver and 60,896 ounces of gold for the year. Fourth quarter production was 2.3 million ounces of silver and 14,651 ounces of gold. Throughput for the quarter was 2,393 tons per day (tpd), 4% lower compared to the third quarter, and was impacted by two significant weather events in November and one in December, causing road blockages and unplanned mill downtime, resulting in approximately 12 days of lost production. The mill achieved a throughput of 2,600 tpd when operating. Annual throughput averaged 2,506 tpd, an increase of 9% over the prior year. Annual silver production was unchanged from 2022 as higher throughput offset lower grades and recoveries. Annual gold production increased by 26% due to higher throughput, grades, and recoveries.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com

Lucky Friday

The Lucky Friday mine produced 3.1 million ounces of silver in 2023, 30% lower than in 2022, due to the suspension of production since August due to a fire in the secondary escapeway (#2 shaft). Fourth quarter production was nominal as the mill processed residual material from ore pockets.

The mine restarted production on January 9th and is expected to ramp up to full production in the first quarter. The plans to resume production were completed on schedule and involved developing a new secondary egress consisting of a ramp of 1,600 feet and a 290-foot vertical escapeway. The Company received a favorable coverage determination letter and expects to start receiving insurance proceeds during the first quarter.

Keno Hill

Keno Hill produced 1.5 million ounces of silver in 2023, with 608,301 ounces produced in the fourth quarter. Throughput for the quarter averaged 214 tpd with silver grades of 32 ounces per ton. As safety has improved, so has mining, with Bermingham achieving the highest production in December, exceeding 9,500 tons mined. Ore inventory at the end of the year was approximately 3,000 tons at a silver grade of 27 ounces per ton.

Hecla’s injury-free standard drives the pace of production and development at Keno Hill. A safety action plan, which will be executed over the year, has been initiated, focusing on training, supervision, mining practices, and implementation of the safety processes.

Casa Berardi

The Casa Berardi mine produced 90,363 and 22,517 ounces of gold in 2023 and the fourth quarter, respectively. As expected, annual gold production declined by 29% due to wildfire-related closures in June and lower underground tonnage as the mine transitions to a surface operation by mid-2024. Fourth quarter gold production was 7% lower than the third quarter due to lower milled grades partially offset by higher throughput. The mine set another quarterly record for surface tonnage handled as the in-house equipment fleet was fully commissioned. The mill operated at an average of 3,859 tpd in the fourth quarter, a 3% increase over the third quarter attributable to improved performance of the gravity circuit.

PRODUCTION SUMMARY

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,		December 31,	December 31,
	2023	2023		2023	2022
Production			Increase/ (Decrease)			Increase/ (Decrease)
Silver (oz)	2,935,632	3,533,704	(17)%	14,342,863	14,182,987	1%
Gold (oz)	37,168	39,269	(5)%	151,259	175,807	(14)%
Lead (tons)	5,282	8,276	(36)%	40,347	48,250	(16)%
Zinc (tons)	12,669	14,980	(15)%	60,579	63,463	(5)%
Greens Creek - Silver (oz)	2,260,027	2,343,192	(4)%	9,731,752	9,741,935	(0)%
Greens Creek - Gold (oz)	14,651	15,010	(2)%	60,896	48,217	26%
Lucky Friday - Silver (oz)	61,574	475,414	(87)%	3,086,119	4,412,763	(30)%
Keno Hill - Silver (oz)	608,301	710,012	(14)%	1,502,577	—	NA
Casa Berardi - Gold (oz)	22,517	24,259	(7)%	90,363	127,590	(29)%

(1)	See the cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on the respective average annual metal prices as follows: $23.39 for Ag, $1,942.74 for Au, $0.97 for Pb, and $1.20 for Zn.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. Hecla operates mines in Alaska, Idaho, Quebec, Canada, and Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company’s fourth quarter and full year 2023 operating results contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported fourth quarter and full year 2023 results are subject to management’s final review as well as review by the Company’s independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Statements made or information provided in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, and “forward-looking information” within the meaning of Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) Casa Berardi will transition to a complete surface operation by the end of this year; (ii) the Company will produce up to 20 million ounces of silver by 2025; (iii) the Company will soon be the dominant producer of silver in Canada; (iv) Lucky Friday is expected to ramp up to full production in the first quarter of the year; (v) insurance proceeds for Lucky Friday will commence in the first quarter of 2024 and (vi) the Company expects safety at Keno Hill to improve through a safety action plan. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain price assumptions for gold, silver, lead and zinc; (v) prices for key supplies being approximately consistent with current levels; (vi) the accuracy of our current mineral reserve and mineral resource estimates; (vii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (viii) sufficient workforce is available and trained to perform assigned tasks; (ix) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (x) relations with interested parties, including Native Americans, remain productive; and (xi) factors do not arise that reduce available cash balances.

In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the

Company’s 2022 Form 10-K filed on February 17, 2023 for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Anvita M. Patil

Vice President – Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla.com

Website: www.hecla.com